Exhibit 10.1
2012 Annual Performance Plan

The Annual Performance Plan has been established to achieve the objectives of the Bank while rewarding employees commensurate with individual performance and their combined contribution to the success of the Bank.
It is expected that the program will:

1.	Effectively motivate employees to contribute to corporate profitability.

2.	Attract and retain a highly qualified workforce.

Eligibility
Participants of the Plan are full-time, part-time, and peak-time employees. Summer and temporary employees are excluded from participation.
New employees hired prior to October 1 will participate in the Plan immediately upon the date of hire. No one will be allowed to enter the Plan for the current plan year after October 1.
Employees who participate in the other major incentive plans of the Bank, including but not limited to, the Outside Mortgage Originator Commission Program, Merchant Sales Commission Program, Customer Sales and Service Incentive Plan, Wealth Management Sales Incentive Plan, Washington Trust Investors Incentive Plan, and Weston Financial Group Management Incentive Plan are excluded from the Plan.

Target Incentive Payments
Each participant will have a target incentive payment which is based upon a percentage of regular earnings for the year. Target incentive levels are set based upon position.
The target incentive will be modified based upon actual corporate and individual performance using the following weightings:

Title/ Position	Corporate Performance	Individual Performance
CEO/COO	70%	30%
Sr.EVP, EVPs and SVPs	60%	40%
Director of Internal Audit / Assistant Director of Internal Audit	—%	100%
All Other Employees	50%	50%

Corporate Performance Component
Corporate performance will be assessed based on three financial measures - Net Income, Earnings Per Share (EPS), and Return On Equity (ROE). Each financial measure will receive equal weighting of one-third of the Corporate Performance Component.
Performance targets for each measure will be set in advance of each plan year by management and approved by the Compensation and Human Resources Committee of the Board of Directors. The actual payout for each of the financial measures will be measured separately and determined based on actual performance as follows:

Performance Against Plan	Payout as a Percent of Target
< 80%	—%
80.0% to 82.4%	50%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125%
112.5% to 117.4%	137.5%
117.5% +	150%

The Compensation and Human Resources Committee will have the flexibility to change this leverage table at the beginning of each year as necessary to ensure appropriate awards are made, as well as to adjust the weightings annually to best reflect the needs of the Corporation.

Individual Performance Component
In order for payments under the Individual Performance Component to be made, the weighted average of the financial metrics must be at least 80%. Once that threshold level is achieved, actual payments will be based on the manager's assessment of employee performance.
Individual performance will be determined based on job performance and achievement of personal objectives. Each year, managers will set performance expectations and objectives for each participant. At the end of the year, the manager will assess individual performance with consideration to both normal job duties as well as achievement of specific goals.
The manager will recommend a payment level of 0% to 150%, subject to the review of the appropriate Senior Manager, Human Resources, CEO and/or Compensation and Human Resources Committee. The decision of these parties will be considered final. Any amounts not paid to a participant as a result of that participant not fully meeting individual goals or performance expectations may be reallocated to any employee who demonstrated extraordinary performance, at the recommendation of the appropriate Senior Manager, Human Resources, and CEO.

Administrative Details

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The Board of Directors has delegated responsibility to the Compensation and Human Resources Committee for (a) establishing the annual terms of the Plan including target payout levels and the relationship of target payout levels to target profitability measures; and (b) authorizing payments, including the individual awards made to Executive Officers and senior management, and the aggregate awards made to all other employees.

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The Compensation and Human Resources Committee shall rely on the independent directors of the Board to assess the performance of the CEO, and will consider this assessment in determining compensation for the CEO. The CEO will present an assessment of the performance of other Executive Officers and Senior Managers, and the Committee will consider this assessment in determining compensation for these employees. The Committee has delegated responsibility for determining performance for all other employees to the CEO and appropriate members of management.

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Performance results will be based on operating earnings (excluding one-time charges) consistent with publicly released results. If the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, all Named Executive Officers will be required to reimburse the Corporation for any plan payment that would not have been earned based on the restated financial results.

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Incentive compensation will be paid as soon as practical after final results can be quantified. Participants must be active employees or retirees of The Washington Trust Company on December 31st of the Plan year in order to qualify for payment. Participants who terminate employment with the Bank (for reasons other than retirement) prior to December 31st of the Plan year will not be eligible to receive any payment from the Plan. Employees who retire from eligible status will be eligible for a pro-rated payment.

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Plan earnings are based upon twenty-six biweekly pay periods. In the event that there are twenty-seven biweekly pay periods during a calendar year, only the last twenty-six biweekly pay periods will be considered.

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This is not a tax qualified plan, which means that all payments are subject to ordinary taxation. Participants who hold the title of CEO, Senior Executive Vice President, Executive Vice President, Senior Vice President, Managing Director or the equivalent may defer any or all of the Plan payment into The Washington Trust Company Nonqualified Deferred Compensation Plan.

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An individual is expected to fully meet all major job requirements in order to qualify for incentive compensation. Once the incentive award (if any) has been determined, the actual award to be paid may be modified at the recommendation of the Senior Manager, Human Resources, and CEO to reflect individual performance. The decision of these individuals will be considered final.

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An individual is expected to be forthright and honest with regard to all items submitted in calculating incentive payments. Any intent to deceive or defraud can result in disciplinary action up to and including termination.

▪	Eligibility to participate in this program does not confer any right on the participant to continue in the employ of the Bank or limit, in any way, the right of the Bank to terminate at will.

▪	A violation of Bank policy can result in loss of incentive compensation for both the employee and his/her manager, as well as loss of employment.

▪	Regardless of the actual award levels determined by the plan parameters, executive management and the Compensation and Human Resources Committee reserve the right to modify any award.

▪	The Compensation and Human Resources Committee and the Board of Directors reserve the right to suspend, modify or terminate the plan at any time.